EXHIBIT 23.1


                               September 13, 1999


Navarre Corporation
7400 49th Avenue North
New Hope, Minnesota 55428


Ladies and Gentlemen:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Navarre Corporation for the registration of 2,702,703 shares of its common stock and to the incorporation by reference therein of our report dated April 30, 1999, with respect to the consolidated financial statements and schedule of Navarre Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1999, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 13, 1999